UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 3, 2015

 TRIBUNE PUBLISHING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36230	38-3919441
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
435 North Michigan Avenue
Chicago, Illinois, 60611
(Address of Principal Executive Offices) (Zip Code)
312-222-9100
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On September 3, 2015, Tribune Publishing Company (“Tribune Publishing”) appointed Timothy E. Ryan, age 56, Chief Executive Officer, California News Group, effective as of September 8, 2015.
Prior to this appointment, Mr. Ryan served as Publisher and Chief Executive Officer of The Baltimore Sun and The Morning Call since August 2014. Prior to that, Mr. Ryan served as publisher, president and chief executive officer of the Baltimore Sun Media Group since 2007. In 2010, he also became publisher and chief executive officer for additional Tribune Publishing media properties, The Morning Call and mcall.com. In Baltimore, Mr. Ryan oversaw not only The Baltimore Sun but also 30 community newspapers and magazines and the region’s leading website, baltimoresun.com. Mr. Ryan came to The Baltimore Sun after having served as Vice President of Circulation and Consumer Marketing since 2005 at the Chicago Tribune, where he was responsible for sales, marketing and distribution throughout Chicago and the Midwest. Prior to joining the Chicago Tribune, Mr. Ryan served as Vice President of Circulation and Operations at The Baltimore Sun from July 2000 to February 2005. Mr. Ryan also worked as Vice President of Circulation at The Philadelphia Inquirer from 1993 to 2000.
In connection with his appointment, Tribune Publishing Company, LLC (the “Company”), a subsidiary of Tribune Publishing, entered into an employment agreement with Mr. Ryan. The employment agreement has a term of approximately three years.  Pursuant to his employment agreement, Mr. Ryan will receive an annual base salary of $625,000, subject to increase as determined by the Company.  He will also be entitled to receive an annual cash bonus with a target of 100% of base salary. The Company will pay Mr. Ryan $75,000 for relocation expenses, all or half of which will be subject to repayment if Mr. Ryan’s employment is terminated for cause or he resigns without good reason prior to the one- or two-year anniversary of the employment agreement, respectively. Mr. Ryan will receive a housing allowance of $175,000 by September 30, 2015, and $87,000 on September 30, 2016. In addition, the Company will provide Mr. Ryan with temporary housing and a rental car for up to four months.
Mr. Ryan’s employment agreement also provides that for 2016, 2017 and 2018, subject to his continued employment, he will receive annual equity grants having an aggregate fair market value of $550,000 on the grant date, of which half of the value of the award will be stock options and half restricted stock units. These equity awards will be subject to such other terms as set forth in the Tribune Publishing Company Omnibus Incentive Plan and applicable award agreements.
Pursuant to his employment agreement, if the Company terminates Mr. Ryan’s employment without cause prior to a change in control or he resigns for good reason other than due to a change in control, subject to his execution and non-revocation of a release of claims, the Company will pay him, in addition to his previously-accrued compensation, severance equal to the following:  12 months of his base salary, any unpaid incentive bonus for the preceding year, plus a prorated incentive bonus for the year of termination. If the Company terminates Mr. Ryan’s employment without cause on or after a change in control or he resigns for good reason due to a change in control, subject to his execution and non-revocation of a release of claims, the Company will pay him, in addition to his previously-accrued compensation, severance equal to the following:  (i) in the case of a change in control of Tribune Publishing or the Company, 12 months of his base salary and one year of his annual targeted bonus amount, or (ii) in the case of a change in control of Los Angeles Times Communications LLC, 24 months of his base salary and two years of his annual targeted bonus amount, plus, in either case, any unpaid incentive bonus for the preceding year. Also, whether such termination is in connection with a change in control or not, a portion of the equity awards granted under his employment agreement that are then unvested will become vested. The terms “cause” and “good reason” are defined in his employment agreement.
Mr. Ryan’s employment agreement also contains certain restrictive covenants for Tribune Publishing’s benefit. He is also required to maintain the confidentiality of Tribune Publishing confidential information.
The foregoing is a brief description of the employment agreement and a copy of the employment agreement will be filed as an exhibit to Tribune Publishing’s Quarterly Report on Form 10-Q for the quarterly period ending September 27, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TRIBUNE PUBLISHING COMPANY

Date: September 10, 2015	By: /s/ Julie K. Xanders
Name:    Julie K. Xanders
Title:    Executive Vice President and General Counsel